Code of Ethics

Personal investing

Gifts andentertainment Outside activities

Client confidentiality

1 January 2015

Thereputationofa thousand years may be determined by the conductof one hour.

– Ancient proverb

A message fromour CEO

Our business isbuilt on a foundation of trust — the trust of our clients, earned over many years. Itis our most valuable asset, andif lost, it cannoteasily be regained.There are examples across ourindustry of companies that have lost sight of this lesson, andthey serve as strong reminders that our business requires a mindsetof eternal vigilance.

BrendanJ.SwordsPresident and Chief Executive Officer

Each andevery one of us has a role to play in sustaining ourclients’ trust. We must test every decisionwe make, no matter how small, against our fiduciary obligations and our highethical standards. If there is the slightest doubt about whether a decision is in the best interests of our clients, then bring it to someone’s attention— your manager, the Legal andCompliance team, or any of my direct reports. But don’t just letit go. This is what it means to be a fiduciary: complete dedication to conscientious stewardship of client assets.

To support this mandate, our Code of Ethics sets out standards for ourpersonal conduct, including personal investing, acceptance of gifts and entertainment, outside activities, andclient confidentiality. Please take the time to read the Code, familiarize yourself with the rules, and determine whatyou need to do to comply with them.

Remember, too, thatwhile our Code of Ethics is reviewed and updated regularly, noset of rules can address every possible circumstance. Andso I ask you to remain vigilant, exercise good judgment, ask for help when you need it, consider notjust the letterbut the spiritof the laws that govern our industry, anddo your part to safeguard our clients’trust.

Sincerely,

Brendan J. Swords

Presidentand Chief Executive Officer

Which types of investments and related activities

Requests for exceptions to preclearance denial,

other trading restrictions, and certain reporting requirements.................................. 7

What are the additional personal trading requirements

Standards of conduct

Our standards of conduct are straightforward andessential. Any transaction or activitythat violates either of the standards of conduct below is prohibited, regardless of whether it meets the technical rules found elsewhere in the Code of Ethics.

WE aCt aS fiduCiariES tO Our CliEntS. Each of usmust put our clients’interests above our own and must not take advantage of our management of clients’assets for ourown benefit. Our firm’s policies and procedures implement these principles with respect to our conduct of the firm’s business.This Code of   Ethics implements thesame principles withrespect to ourpersonal conduct. Theprocedures set forth in the Code govern specific transactions, but each of us must be mindful at all times that our behavior,including our personal investing activity, must meetour fiduciary obligations to our clients.

WE aCt WitH intEGrity and in aCCOrdanCE WitH bOtH tHE lEttEr and tHE SPirit Of tHE laW. Our business ishighly regulated, and we are committed as a firm to compliancewith those regulations. Each of usmust also recognize our obligations as individuals to understand and obey the laws that applyto us in the conductof our duties. They includelaws and regulations thatapply specifically to investment advisors, as well as more broadly applicable laws rangingfrom the prohibitionagainst trading on material nonpublic information andother forms of market abuse to anticorruption statutes such as the US ForeignCorrupt Practices Act and the Council of Europe’s Criminal Law Convention on Corruption. The firm providestraining on theirrequirements. Each of us must take advantageof these resources to ensure that our own conduct complies withthe law.

Who is subject to the Code of Ethics?

Our Code of Ethics applies to allemployees of Wellington Management and its affiliates around the world. Its restrictions onpersonal investing also apply to temporarypersonnel (including co-ops and interns) and consultants whose tenure withWellington Management exceeds 90 days and who are deemed by our Chief Compliance Officer to have access to nonpublic investment research, client holdings, or trade information.

AllWellington Management personnel receive a copy of the Code of Ethics (and any amendments) and must certify, uponjoining the firm and annuallythereafter, that they have read and understood it and have complied with its requirements.

Adherence to theCode of Ethics is a basic conditionof employment. Failure to adhere to our Code of Ethics may result in disciplinary action,including termination of employment.

Ifyou have any doubt as to the appropriateness of any activity, believethat you have violated the Code, or become aware of aviolation of the Code by anotherindividual, you should consult the managerof the Code of Ethics Team, Chief Compliance Officer, General Counsel, or Chair of the Ethics Committee.

General questions regarding ourCode of Ethics may be directed to the Code of Ethics Team via email at

#CodeofEthicsTeamor through the Code of Ethics hotline, 617-790-8330(x68330).

Personal investing

As fiduciaries, each of usmust avoid takingpersonal advantage of our knowledge of investment activityin client accounts. Althoughour Code of Ethics sets out a number of specificrestrictions on personal investing designed to reflect thisprinciple, no set of rules can anticipate every situation. Each of us must adhere to the spirit, and not just the letter, of our Code in meeting this fiduciary obligation to our clients.

WHiCH tyPES Of invEStmEntS and rElatEd aCtivitiES arE PrOHibitEd?

Our Code of Ethics prohibits thefollowing personal investments and investment-related activities:

Purchasing orselling the following:

Initial public offerings (IPOs) of any securities

Securities of an issuer being boughtor sold on behalf of clients until one tradingday after such buying or selling is completed or canceled

Securities of an issuer that is the subjectof a new, changed,or reissued but unchanged action recommendation from a global industry research or fixed income credit analyst until two business days following issuance orreissuance of the recommendation

Securities of an issuer that is mentioned at the MorningMeeting or the Early MorningMeeting until two business days following themeeting

Securities thatare the subjectof a firmwide restriction

Single-stock futures

Options withan expiration date that is within 60 calendardays of the transactiondate

HOLDRS (HOlding Company depositary receiptS)

Securities of broker/dealers (or their affiliates) thatthe firm has approvedfor execution of client trades

Securities of any securities market orexchange on which the firm trades on behalfof clients

Purchasing an equity security if your aggregate ownershipof the equitysecurity exceeds 0.5% of the total shares outstanding of theissuer

Taking a profit from any trading activity withina 60calendar day window

Using a derivative instrument to circumvent a restriction inthe Code of Ethics

WHiCHinvEStmEnt aCCOuntS muSt bE rEPOrtEd?

You are required to report any investment account over which you exercise investment discretion or from which any of thefollowing individuals enjoy economic benefits: (i) your spouse, domestic partner, or minor children, and (ii) any other dependents living in your household,

and

that holds or is capable of holdingany of the following coveredinvestments:

Shares of stocks, ADRs, or other equity securities (including any security convertible into equity securities)

Bonds or notes (other than sovereign government bonds issued by Canada,France, Germany, Italy, Japan, theUnited Kingdom, or the United States, as well as bankers’ acceptances,CDs, commercial paper, and high-quality, short-term debt instruments)

Interest in a variableannuity product in which the underlying assets are held in a subaccount managed by Wellington Management

Shares of exchange-traded funds (ETFs)

Shares of closed-end funds

Options onsecurities

Securities futures

Interest inprivate placementsecurities (other than Wellington Management sponsored products)

Shares of funds managed by WellingtonManagement (other than money market funds) Please see Appendix A for adetailed summary of reporting requirements by security type.

For purposes of theCode of Ethics, these investment accounts are referred to as reportableaccounts. Examples of common account types include brokerage accounts, retirementaccounts, employee stock compensation plans, andtransfer agent accounts. Reportable accounts also includethose from which you or an immediate family member may benefit indirectly, such as a familytrust or family partnership, and accounts in which you have a joint ownership interest, such as a joint brokerage account.

Please contact theCode of Ethics Team for guidance if you hold any securities in physical certificate form.

Stillnot sure? Contact us

If you are not sure if a particular account is required to be reported, contactthe Code of Ethics Team by email at

#Code ofEthicsTeamor through the Code of Ethics hotline, 617-790-8330(x68330).

aCCOuntSnOt rEquirinG rEPOrtinG

You donot need to report the followingaccounts via the Code of Ethics System since the administrator will provide the Code of Ethics Team with access to relevant holdings and transactioninformation:

Accounts maintained within the WellingtonRetirement and Pension Plan or similarfirm-sponsored retirement orbenefit plans identified by the Ethics Committee

Accounts maintained directly with Wellington Trust Company or other WellingtonManagement Sponsored Products

Although these accounts do not need to be reported, your investment activities in these accounts must comply with the standardsof conduct embodiedin our Code of Ethics.

Managed account exemptions

Anaccount from which you or immediate family members could benefit financially, but over which neither you nor they have any investment discretion or influence (a managedaccount), may beexempted from the

Code of Ethics’ personal investing re-quirements uponwritten request and approval.An example of a managed account would bea professionally advised account about which you will not be consulted or have any input on specific transactionsplaced by the investment manager prior to their execution.To request a managed account exemption, you must complete a ManagedAccount Letter (availableonline via the Code of Ethics System) and return it the Code of Ethics Team.

WHatarE tHE rEPOrtinG rESPOnSibilitiES fOr all PErSOnnEl?

Initial and annual holdings reports

You must disclose allreportable accounts and all covered investments you hold within 10 calendar days after you begin employment at or associationwith Wellington Management. You will be required to review and update your holdings andsecurities account information annually thereafter.

For initial holdings reports, holdings information must be currentas of a date no more than 45 days prior to the date you became covered by the Code of Ethics. Pleasenotethat you cannotmake personal trades until you havefiled an initialholdings reportvia the Code of Ethics System on theIntranet.

For subsequent annual reports, holdings information must be currentas of a date no more than 45 days prior   to the date the report is submitted. Pleasenotethat your annualholdings report must account for both volitional and non-volitionaltransactions.

At thetime you file your initialand annual reports, you will be asked to confirmthat you have read and understood the Code of Ethics and any amendments.

Duplicate statements andtrade confirmations

For each of your reportable accounts, you are required to provide duplicate statements andduplicate trade confirmations to Wellington Management. To arrange for thedelivery of duplicate statements and trade confirmations, please contact theCode of Ethics Team for the appropriate form. Return the completed form to theCode of Ethics Team, whichwill submit it to the brokerage firm on your behalf. If the brokerage firm or other firm from which you currentlyreceive statements is not able to send statements and confirmations directly to Wellington Management, you willbe required to submitcopies promptlyafter you receivethem, unless you receive anexemption from this requirement underthe procedures outlinedon page 7.

Quarterly transactions reports

You must submit a quarterlytransaction report nolater than 30 calendar days after quarter-end via the Code of Ethics System on the Intranet, even if you did not make any personal trades during that quarter. In the reports, you must either confirm that you   did not make any personal trades (except for those resulting from non-volitional events) orprovide information regarding all volitional transactions incovered investments.

WHatarE tHE PrEClEaranCE rESPOnSibilitiES fOr all PErSOnnEl?

Preclearance of publicly traded securities

You must receive clearance before buying or selling stocks, bonds, options, and most other publiclytraded securities in any reportable account. A full list of the categories of publicly traded securities requiringpreclearance, and of certain exceptions to this requirement, is included in Appendix A. Transactionsin accounts that are not reportable accounts do not require preclearance or reporting.

Preclearance requests must besubmitted online via the Code of Ethics System, whichis accessible through theIntranet. If clearance is granted, the approval will be effective for a periodof 24 hours. If you precleara transaction and then place a limit order with your broker, that limit order must eitherbe executed or expire atthe end of the 24-hourperiod. If you want to execute the order after the 24-hour periodexpires, you must resubmityourpreclearancerequest.

Ifyou have questions regarding the preclearance requirements, please refer to the FAQs availableon the Code ofEthics System or contact the Code of Ethics Team.

Please note that preclearance approvaldoes not alter your responsibility to ensurethat each personal securities transaction complies with the generalstandards of conduct, the reporting requirements, the restrictions on short-term trading, or the special rules for investment professionals set out in our Code of Ethics.

Caution on short sales, margin transactions, and options

You may engage in short sales and margintransactions and may purchase or sell options providedyou receive preclearance and meet all other applicable requirements under our Code of Ethics (including the additional rules for investment professionals described on page 8). Pleasenote,however,that these types of transactionscanhaveunintendedconsequences.For example, any sale by your broker to cover a margin call or to buy in ashort position will be in violation of the Code unless precleared. Likewise, any volitional sale of securities acquired atthe expiration of a long call option will be in violation of the Code unless precleared. You are responsible for ensuring any subsequent volitional actionsrelating to these types of transactions meet the requirements of theCode.

Preclearance of private placement securities

You cannot invest insecurities offered to potential investors in a private placement withoutfirst obtaining prior approval. Approval may be granted after a review of the facts and circumstances, including whether:

an investment in the securities is likely to result in future conflicts with clientaccounts (e.g., upon a future public offering), and you are being offered the opportunity due to your employment at or associationwith Wellington Management.

Ifyou have questions regarding whetheran investment would be deemeda privateplacementsecurityunder the Code,please refer to the FAQs about private placements availableon the Code of Ethics System, or contact the Code of Ethics Team.

To request approval, you must submit a Private Placement Approval Form (availableonline via the Code of Ethics System) to the Code of Ethics Team. Investments in our own privately offered investment vehicles(our SponsoredProducts), including collective investment funds and commontrust funds maintained by Wellington Trust Company, na, our hedge funds, and our non-US domiciledfunds (Wellington Management Portfolios), have been approved under the Code and therefore do not require the submission of a Private Placement Approval Form.

rEquEStS fOr ExCEPtiOnS tO PrEClEaranCE dEnial, OtHEr tradinG rEStriCtiOnS, and CErtain rEPOrtinG rEquirEmEntS

TheChief Compliance Officermay grant an exception from preclearance, other trading restrictions, and certain reporting requirements ona case-by-case basis if it is determined that the proposed conductinvolves no opportunity for abuse and does not conflict with client interests. Exceptions are expected to be rare. If you wishto seek an exception to these restrictions, you must submita written request to the Code of Ethics Team describingthe nature of the exception and the reason(s) it is being sought.

Gifts andentertainment

Our guiding principle of “client,firm, self” also governs the receipt of gifts and entertainment from clients, consultants, brokers, vendors, companies in which we may invest, and others with whom the firm does business. As fiduciaries to our clients, we must always place our clients’ interests first and cannot allow gifts or entertainment opportunities to influence the actions we take on behalfof our clients. In keeping with this standard, you must follow several specific requirements:

aCCEPtinG GiftS — You may onlyaccept gifts of nominal value, whichinclude promotional items, flower arrangements, gift baskets, and food, as well as other gifts with an approximate value of less than US$100 or the local equivalent. You may not accept a giftof cash, including a cash equivalentsuch as a gift certificate   or a security,regardless of the amount. If you receive a gift that violatesthe Code, you must return the gift or consult with the Chief ComplianceOfficer to determine appropriate actionunder the circumstances.

aCCEPtinG   EntErtainmEnt   OPPOrtunitiES   — The firm recognizes that participation in entertainment opportunities with representatives from organizations with which the firm does business,such as consul- tants, brokers, vendors,and companies in which we may invest, can help to furtherlegitimate business interests.However, participation in such entertainmentopportunities should be infrequent, and you may participate only if:

arepresentative of the hosting organization is present,

theprimary purpose of the event is to discuss business or to build a business relationship, and theopportunity meets the additional requirements below.

lOdGinG and air travEl — You may not accept a gift of lodgingor air travel in connection with any entertainment opportunity. If you participate in an entertainmentopportunity for which lodgingor air travel is paid for by the host, you must reimburse the host for the equivalentcost, as determined by Wellington Management’s travel manager.

additiOnal rEimburSEmEnt rEquirEmEntS — You must receive prior approvalfrom your business manager and reimburse the host for the full face value of any entertainment ticket(s) if:

the entertainment opportunity requires a ticket witha face value of more than US$200 or the local equivalent, or is a high-profile event (e.g., a major sportingevent),

you wish to accept more thanone ticket, or

the host has invited numerous Wellington Management representatives.

Business managers must clear their own participation under the circumstances described above with the Chief Compliance Officer orChair of the Ethics Committee.

Please note thateven if you pay for the fullface value of a ticket, you may attendthe event only if the hostis present. Whenever possible, you should arrange for any required reimbursementprior to attendingan entertainment event.

SOliCitinG   GiftS,   EntErtainmEnt   OPPOrtunitiES,   Or   COntributiOnS   — In your capacity as a partner or employeeof the firm,you may notsolicit gifts, entertainment opportunities, or charitable or political contributions for yourself, or on behalfof clients,prospects, or others, from brokers,vendors, clients, or consultants with whom thefirm conducts businessor from companies in which thefirm may invest.

SOurCinG EntErtainmEnt OPPOrtunitiES — You may not request tickets to entertainmentevents from the firm’s Tradingdepartment or any other Wellington Management department, partner, or employee, nor from     any broker, vendor, company in which we may invest, or other organization with which the firm conducts business.

Outside activities

While the firm recognizes that you may engage in business or charitable activities in your personal time, you must take steps to avoid conflicts of interest between your private interests and our clients’ interests. As a result, all significant outside business or charitable activities (e.g., directorships or officerships) must be approved by your business manager and by the Chief Compliance Officer, General Counsel, or Chair of the Ethics Committee prior to the acceptance of such a position (or if you are new, upon joining the firm). Approval will be granted only if it is determined that the activity does not present a significant conflict of interest.

Directorships inpublic companies (or companies reasonablyexpected to become publiccompanies) will generally not be authorized, while service with charitable organizations generallywill be permitted.

Officers of thefirm can only seek additional employment outside of Wellington Management with the prior written approval of theHuman Resources department. All new employees are required to disclose any outside employment to theHuman Resources department upon joining the firm.

Client confidentiality

Any nonpublic information concerning our clients that you acquire in connection with your employment at the firmis confidential. This includes information regarding actual or contemplated investment decisions, portfolio composition, research recommendations, and clientinterests. You shouldnot discuss clientbusiness, including the existence of a clientrelationship, with outsiders unless it is a necessary part of your job responsibilities.

How weenforce our Code of Ethics

Legal andCompliance is responsiblefor monitoring compliance with the Code of Ethics. Members of Legal andCompliance will periodically request certifications and review holdings and transaction reports for potential violations. They may also request additional information or reports.

Itis our collective responsibility to upholdthe Code of Ethics. In additionto the formalreporting requirements described inthis Code of Ethics, you have a responsibility to report any violations of the Code. If you have any doubtas to the appropriateness of any activity, believethat you have violated the Code, or becomeaware of a violation of the Code by another individual, you shouldconsult the managerof theCode of Ethics Team, Chief Compliance Officer, GeneralCounsel, or Chair of the Ethics Committee.

Potential violations of the Code of Ethics will be investigated and considered by representatives of   Legal and Compliance and/or the Ethics Committee. All violations of the Code of Ethics will be reported to theChief Compliance Officer. Violationsare taken seriouslyand may result in sanctionsor other consequences, including:

a warning

referral to your business manager, senior management, and/or the Managing Partners reversal of a trade or the return of a gift

disgorgement of profits or of the value of a gift

a limitationor restriction on personal investing

a fine

termination of employment

referral to civil or criminal authorities

If you become aware of any potentialconflicts of interest that you believe are not addressed by our Code of Ethics orother policies, please contactthe Chief Compliance Officer, the General Counsel, or the manager of the Code of Ethics Team.

Closing

As a firm, we seek excellence in the peoplewe employ, the products and services we offer, the way we meet our ethical and fiduciary responsibilities, and the workingenvironment we create for ourselves.Our Code   of Ethics embodies that commitment. Accordingly, each of us must take care that our actionsfully meet the high standardsof conduct and professional behavior we have adopted. Most importantly, we must all remember “client,firm, self” is our most fundamental guiding principle.

APPENDIXA – PART 1

This appendixis current as of 1 April 2010,and may be amended at the discretion of the EthicsCommittee.

1A list of funds advised or subadvised by Wellington Management (“Wellington-Managed Funds”) is available online via the Code of EthicsSystem. However, you remain responsible for confirming whetherany particular investment represents a Wellington-Managed Fund.

2If the instrument is unrated, it must be of equivalent duration and comparable quality.

Wellington  Management  Code  of  Ethics                                                                                                                                                                   13

APPENDIX A– PART 2
ETFs approved for personal trading without preclearance (but requiring reporting)

All regional/country exchange share listings of ETFs listedare also approved

This appendix is current as of 23 June 2014, and may be amended at the discretion of the Ethics Committee.

W E L L I N G T O N MA N AG E M E NT"'

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